FIFTH AMENDMENT TO LEASE

LANDLORD: Lennar Northeast Partners, a Limited Partnership, as successor-in-interest to Del Amo Business Plaza, Inc., a California corporation, as successor in interest to DABP Associates, a California Limited Partnership, as successor in interest to The Platt Corporation, a California Limited Partnership, now assigned to Del Amo Plaza, Partners, L.P., a California Limited Partnership, as successor in interest.

TENANT: Dynamics Technology, Inc.

DATE OF AMENDMENT: September 15, 1997

A. Landlord and Tenant are parties to that certain Memorandum of Understanding dated April 4, 1984 (the "Original Lease"), as amended by Settlement and Release Agreement dated June 20, 1985, as amended by First Amendment to Office Lease dated June 30, 1985, as amended by Settlement and Release Agreement dated July 23, 1987, as amended by Second Amendment to Lease dated July 14, 1989, as amended by Third Amendment to Lease dated October 29, 1990, and as amended by Fourth Amendment to Lease dated September 2, 1992 (collectively, the "Prior Amendments"). The Original Lease and the Prior Amendments are collectively referred to as the "Lease". Landlord is currently leasing to Tenant and Tenant is currently leasing from Landlord Suites 107 & 300 (the "Premises"), consisting of approximately 12,181 rentable square feet/10,913 usable square feet in the first and third floors of Building "R" known as 21311 Hawthorne Boulevard, Torrance, California 90503 (the "Building").

B. Landlord succeeded to all of Lennar Northeast Partners right, title and interest under the Lease.

C. Tenant desires to amend the Lease to exclude a portion of the Premises consisting of approximately 767 rentable square feet/722 usable square feet and commonly known as Suite 107. This area will not be part of this lease and the obligation for that space will be terminated upon commencement of this lease.

D. Landlord and Tenant desire to extend the term of the Lease.

E. Landlord and Tenant desire to further amend the Lease as provided in this Fifth Amendment.

F. Unless otherwise defined herein, term as used herein shall have the same meanings as defined in the Lease.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED HEREIN AND OTHER CONSIDERATION RECEIPT OF WHICH IS ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:

1. **Effective Date.** The Effective Date is October 1, 1997.

2. **Premises.** From and after the Effective Date, the Premises shall be the 11,414 rentable square feet/10,191 usable square feet located on the third floor of the Building known as Suite 300.

3. **Base Monthly Rent; Free Rent Period.** From and after the Effective Date, the base monthly rent for the Premises shall be as follows:

Months 1-30: $1.40 per rentable square foot per month.
Months 31-65: $1.50 per rentable square foot per month.

Free Rent Period: Two (2) Months: Months 1-4 shall be prorated at the rate equivalent to one-half of the monthly Base Rent.

4. **Operating Expenses.** Pursuant to Tenant's lease document except that the new base year shall be 1998, and the Building shall be grossed up to 100% occupancy.

5. **Tenant's Percentage Share.** From and after the Effective Date, Tenant's Percentage Share on the Premises shall be adjusted to 9.8%.

6. **Tenant Improvements.** Landlord shall provide Tenant with a Tenant Improvement allowance of $15.00 per usable square foot. All plans, building permits, design fees, construction costs, telecommunications/computer wiring and installation and telephone equipment Tenant plans to purchase, signage, supervision, and other related costs shall be considered part of said allowance. Landlord's construction management fee, if any, shall not be part of this allowance. Any unused portion of the allowance will be credited against rent fee. Tenant shall be involved in the selection of the contractor.

7. **Lease Term.** Sixty-five (65) months commencing October 1, 1997 and ending February 28, 2003.

8. **Space Plan Allowance.** Landlord shall provide Tenant with fifteen cents ($.15) per rentable square foot for a "test fit" space plan to determine exact needs and Tenant Improvements.

9. **Real Estate Taxes.** Pursuant to Tenant's lease document except that the new tax year for comparison purposes shall be 1998 provided that the project has been re-valued due to the recent sale so that no increase will be owed by Tenant due to the transfer of ownership.

10. **Right to Assign Sublet.** Tenant shall be permitted to assign and sublease all or any portion of the Space with Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord shall not have recapture rights during the Initial Term or any extension terms of the Lease.

11. **Common Area Building Security.** Landlord, at its sole cost, shall if required, bring into compliance with government requirements, common restrooms on the third floor and ensure they are in good working order. Landlord shall install Simplex locks on the stairwells and ensure that the elevator is locked from the second and third floors with Tenant having access to the third floor.

12. **Expansion Option.** To the extent space is available, Tenant shall have the right during its occupancy of the premises to expand to any space on the second floor. This option shall be at the same terms and conditions as the current lease including the rental rate then in effect and a Tenant Improvement allowance adjusted to reflect the remaining lease term.

13. **Option to Extend.** Tenant shall have two (2) five (5) year options to extend the lease based on the greater of, a). Tenant's then current rent, or b). 95% of the then prevailing net effective market rate taking into account all concessions then offered. Landlord will provide Tenant with a ten dollar ($10.00) per rentable square foot refurbishment allowance. Tenant shall provide Landlord with six (6) months prior written notice.

14. **Compliance with Laws.** It shall be Landlord's sole responsibility to ensure that building is in compliance with all governmental regulations including building codes, ADA, fire life safety and earthquake codes.

15. **Interruption of Utilities.** If Tenant is prohibited from operating its business from the Premises due to an interruption in utilities directly caused by Landlord for a period of three (3) business days, Landlord shall abate Tenant's rent until such time that Tenant can again conduct business from the Premises.

16. **Security Deposit.** Tenant's security deposit will be $14,008.15 which Landlord currently has on deposit.

17. **No Relocation.** Landlord shall not have the right to relocate Tenant.

18. **Non-Disturbance Agreement.** Landlord shall deliver to Tenant, prior to the execution of the Lease, a Non-Disturbance Agreement from any ground lessors, mortgage holders or lien holders of Landlord. If Landlord fails to provide such Non-Disturbance Agreement prior to the execution of the Lease, Tenant may at any time prior to the Effective Date, terminate the Lease. Tenant shall subordinate its interest to any future ground lessors, mortgage holders or lien holders only if Tenant is provided with a Non-Disturbance Agreement.

19. **Commission Agreement.** Landlord shall pay Metrospace a brokerage commission pursuant to a separate agreement

20. **Paragraph 36 (Brokerage).** Paragraph 36 of the Lease is hereby deleted in its entirety.

21. **Remaining Terms and Conditions.** Except as expressly amended hereby, all terms, covenants, conditions and provisions of the Lease as amended remain in full force and effect.

IN WITNESS WHEREOF the parties have signed this Fifth Amendment as of the date first written above.

LANDLORD:

Del Amo Plaza Partners, L.P.,
a California Limited Partnership

By: Comstock, Crosser Partners, Ltd.
a California Limited Partnership
General Partner

By: [signature]
Daniel D. Crosser
General Partner

TENANT:

Dynamics Technology, Inc.
a California corporation

By: [signature]